KPMG LLP	Exhibit 16
750 B Street
Suite 1500
San Diego, CA 92101

December 20, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SYS and, under the date of September 29, 2006, we reported on the consolidated financial statements of SYS and subsidiaries as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006. On December 15, 2006, our appointment as principal accountants was terminated. We have read SYS’ statements included under Item 4.01 of its Form 8-K, dated December 15, 2006, and we agree with such statements, except we are not in a position to agree or disagree with any of SYS’ statements made in the first, second, and sixth paragraphs.

Very truly yours,

/s/ KPMG LLP

KPMG LLP